Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 21, 2018 with respect to the financial statements and financial highlights of The Tocqueville Trust (which includes The Tocqueville International Value Fund) for the year ended October 31, 2018, which is incorporated by reference in this Prospectus and Statement of Additional Information contained in this Registration Statement of American Beacon Funds. We consent to the incorporation by reference of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement.

/s/ Grant Thornton LLP

Chicago, Illinois

February 28, 2020